AMENDMENT NO. 1 TO THE BY-LAWS OF

OPPENHEIMER REAL ESTATE FUND

Dated as of June 16, 2005

1.     The By-Laws of Oppenheimer Real Estate Fund, a Massachusetts business trust (the “Trust”), are hereby amended by replacing Section 6 of Article 1 thereof with the following:

        Section 6. Quorum, Adjournment of Meetings. Except as otherwise required by the Declaration of Trust, 1940 Act or other applicable law, the presence in person or by proxy of one-third of the Shares entitled to vote shall be a quorum for the transaction of business at a Shareholders’ meeting, provided, however, that if any action to be taken by the Shareholders of a Series or Class requires an affirmative vote of a majority, or more than a majority, of the Shares outstanding and entitled to vote, then with respect to voting on that particular issue the presence in person or by proxy of the holders of a majority of the Shares outstanding and entitled to vote at such a meeting shall constitute a quorum for the transaction of business with respect to such issue.

2.     The By-Laws of the Trust, as amended by this Amendment No. 1, hereby remain in full force and effect.

        IN WITNESS WHEREOF, I hereby set my hand as of this 16th day of June, 2005.

/s/  Lisa Bloomberg

Lisa Bloomberg

Assistant Secretary